Exhibit 99.1

UFP Technologies, Inc.

172 East Main Street

Georgetown, MA 01833 — USA

Tel.  978-352-2200   /   Fax   978-352-5616

info@ufpt.com   /   www.ufpt.com

FOR IMMEDIATE RELEASE	CONTACT:
July 8, 2009	Ron Lataille (978) 352-2200

UFP Technologies Acquires E.N. Murray Co.

Georgetown, Mass. (July 8, 2009).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and specialty component products, today announced the acquisition of E.N. Murray Co. (“ENM”).  Founded in 1959 and located in Denver, Colorado, ENM is a full service designer, converter, and distributor of foam plastic products, specializing in technical polyurethane foams.  2008 sales were approximately $13 million.

“We are very excited about acquiring a recognized medical market leader in our industry,” said R. Jeffrey Bailly, Chairman, CEO, and President of UFP Technologies.  “ENM brings us a profitable book of business, very strong medical customer relationships, a complementary product line, and a solid management team.  Together, we can serve our customers more efficiently, with a broader range of products. We expect this acquisition to improve our coverage of the Western U.S. and add to earnings immediately.”

“We are committed to expanding our medical business, with its high growth potential and high barriers to entry,” Bailly continued, “and we are pleased that Grant Guthrie is joining UFP to lead our national medical sales and marketing program.”  Guthrie, currently E.N. Murray’s President, is equally pleased. “With its diverse capabilities, certified quality systems, and solid industry reputation, UFP is a great fit for ENM,” said Guthrie. “Also, their plant locations line up extremely well with our customer locations, allowing us to provide better, faster service.”

According to Bailly, UFP remains committed to continued growth through acquisitions. “We still have significant cash and credit resources on hand,” said Bailly. “We will continue to search for companies that provide a good strategic and cultural fit, and improve our position in our target markets.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition and integration of E.N. Murray Co., the Company’s manufacturing capabilities, product offerings and growth potential and the Company’s opportunities for growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution and integration of such acquisition candidates, including without limitation E.N. Murray, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.